Exhibit 3.2

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MEMORIAL PRODUCTION PARTNERS GP LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF

JUNE 1, 2016

i

ARTICLE 9 DISSOLUTION, WINDING-UP AND TERMINATION		21
9.1	Dissolution	21
9.2	Winding-Up and Termination	21

ARTICLE 10 GENERAL PROVISIONS		22
10.1	Notices	22
10.2	Entire Agreement; Superseding Effect	22
10.3	Effect of Waiver or Consent	23
10.4	Amendment	23
10.5	Binding Effect	23
10.6	Governing Law	23
10.7	Jurisdiction	23
10.8	Further Assurances	23
10.9	Offset	23
10.10	Counterparts	23

ii

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MEMORIAL PRODUCTION PARTNERS GP LLC

This Fourth Amended and Restated Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Agreement”) of Memorial Production Partners GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of June 1, 2016, by Memorial Production Partners LP, a Delaware limited partnership (the “MLP”), as the sole member of the Company, to be effective upon the closing of the transactions contemplated by the Purchase and Sale Agreement (defined below) (the “Effective Time”).

RECITALS

WHEREAS, the Company was originally formed as a limited liability company pursuant to the Delaware LLC Act by the filing of the Organizational Certificate with the Secretary of State of the State of Delaware on April 27, 2011 (the “Original Filing Date”);

WHEREAS, effective as of April 27, 2011, Memorial Resource Development LLC, a Delaware limited liability company (“MRD LLC”), as the initial sole member of the Company, entered into the Limited Liability Company Agreement of the Company (the “Initial LLC Agreement”) to provide for the regulation and management of the Company;

WHEREAS, upon the closing of the initial public offering of the Common Units of the MLP (the “MLP IPO”), MRD LLC, as the sole member of the Company, amended and restated the Initial LLC Agreement (such amendment and restatement, the “First A&R LLC Agreement”) to provide for, among other things, the issuance of an additional class of membership interests in the Company classified as Class IDR Membership Interests, and the admission of certain additional members of the Company;

WHEREAS, on December 18, 2013, MRD LLC, as the sole Class A Member, amended and restated the First A&R LLC Agreement (such amendment and restatement, the “Second A&R LLC Agreement”) to provide for (i) the redemption and cancellation of all of the Class IDR Membership Interests in the Company, (ii) the withdrawal of the former Class IDR Members, and (iii) the sole Class A Member becoming the sole member of the Company;

WHEREAS, on June 18, 2014, MRD LLC, as the sole Class A Member, contributed all of its limited liability company interests in the Company to Memorial Resource Development Corp., a Delaware corporation (“Memorial Resource”), Memorial Resource was admitted as the sole Class A Member, and the sole Class A Member amended and restated the Second A&R LLC Agreement (such amendment and restatement, the “Third A&R LLC Agreement”) to provide for and reflect, among other things, the contribution by MRD LLC of all of its interests in the Company to Memorial Resource, and the admission of Memorial Resource as the sole Class A Member;

WHEREAS, on June 1, 2016, pursuant to that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”) dated April 27, 2016 among the MLP and Memorial Resource, among others, Memorial Resource sold its Class A Membership Interests to the MLP, the MLP was admitted as the sole Class A Member of the Company, Memorial Resource ceased to be the sole Class A Member of the Company, and the Company was continued without dissolution; and

WHEREAS, the undersigned sole Class A Member (which is the sole member of the Company) desires to execute and deliver this Agreement, which shall constitute an amendment and restatement of the Third A&R LLC Agreement (as heretofore amended).

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned sole Class A Member (which is the sole member of the Company) hereby amends and restates the Third A&R LLC Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1        Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Applicable Law” means (a) any United States federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable National Securities Exchange or listing requirement of any National Securities Exchange or SEC-recognized trading market on which securities issued by the MLP are listed or quoted.

“Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Delaware LLC Act.

“Board of Directors” or “Board” is defined in Section 6.1.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Contribution” is defined in Section 4.1(b).

“Chairman” is defined in Section 6.2(b).

“Common Units” is defined in the MLP Agreement.

“Company” is defined in the preamble.

“Delaware LLC Act” means the Delaware Limited Liability Company Act and any successor statute, as amended, supplemented or restated and in effect from time to time.

“Director” is defined in Section 6.1(a).

“Dissolution Event” is defined in Section 9.1(a).

“Effective Time” is defined in the preamble.

“First A&R LLC Agreement” is defined in the recitals.

“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing, including any National Securities Exchange or SEC-recognized trading market on which the securities issued by the MLP are listed or quoted; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Indemnitee” means each of (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person (provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services) and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director who meets the independence qualification and experience standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the principal National Securities Exchange on which the securities of the MLP are listed.

“Initial LLC Agreement” is defined in the recitals.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means, with respect to the Member and constituting the Member’s limited liability company interest as defined in the Delaware LLC Act, (a) the Member’s status as a holder of the applicable class of limited liability company interests; (b) the Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company as a holder of the applicable class of limited liability company interests; (c) all other rights, benefits and privileges enjoyed by the Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of limited liability company interests; and (d) all obligations, duties and liabilities imposed on the Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of limited liability company interests.

“Memorial Resource” is defined in the recitals.

“MLP” is defined in the preamble.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the MLP, as it may be amended, restated, supplemented or otherwise modified from time to time.

“MLP IPO” is defined in the recitals.

“MRD LLC” is defined in the recitals.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act.

“Officers” is defined in Section 6.3(a).

“Operating Company” shall mean Memorial Production Operating LLC, a Delaware limited liability company and a wholly owned subsidiary of the MLP.

“Organizational Certificate” means the Certificate of Formation of the Company originally filed with the Secretary of State of the State of Delaware on April 27, 2011, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Original Filing Date” is defined in the recitals.

“Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Property” means all real and personal property contributed to or otherwise acquired by the Company and any improvements on such real or personal property, and shall include both tangible and intangible property.

“Purchase and Sale Agreement” is defined in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Second A&R LLC Agreement” is defined in the recitals.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated and in effect from time to time and any successor to such statute.

“Term” is defined in Section 2.6.

“Third A&R LLC Agreement” is defined in the recitals.

“Withdraw,” “Withdrawing” and “Withdrawal” means the withdrawal, resignation or retirement of the Member from the Company as the Member.

1.2        Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,”

“includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

ORGANIZATION

2.1        Formation. The Company was formed on the Original Filing Date pursuant to the filing of the Organizational Certificate with the Secretary of State of the State of Delaware pursuant to the Delaware LLC Act. The Member ratifies the organization and formation of the Company and continues the Company pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Third A&R LLC Agreement (as heretofore amended), which shall have no further force or effect on and after the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Member and the administration, dissolution and termination of the Company shall be governed by the Delaware LLC Act.

2.2        Name. The name of the Company is and shall continue to be “Memorial Production Partners GP LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

2.3        Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Delaware LLC Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board of Directors may designate.

2.4        Purpose. The purposes of the Company shall be to (a) act as the general partner of the MLP (and acquire, hold and dispose of partnership interests and related rights in the MLP) and only undertake activities that are ancillary or related thereto, (b) provide services to the MLP, the Operating Company and any other subsidiaries and/or affiliates of the MLP and (c) in connection with acting in such capacity and providing such services, carry on any lawful business or activity permitted by the Delaware LLC Act.

2.5        Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, the Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct or cease to conduct business.

2.6        Term. The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation with respect to the Company is filed with the Secretary of State of the State of Delaware in accordance with Section 9.2(c).

2.7        Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

2.8        No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Member shall not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise. The Member does not have the right to Withdraw from the Company; provided, however, that the Member shall have the power to Withdraw at any time in violation of this Agreement. If the Member exercises such power in violation of this Agreement, (a) the Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal and (b) the Member shall not have any rights under Section 18-604 of the Delaware LLC Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent the Member from Withdrawing in violation of this Agreement.

2.9        Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Member, individually, shall not have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

ARTICLE 3

MATTERS RELATING TO THE MEMBER

3.1        Membership Interests.

(a)        Exhibit A reflects the Member’s ownership of 100% of the Membership Interests as of the Effective Time. Effective as of the Effective Time, the MLP is and shall be the sole Member of the Company.

(b)        The rights to distributions with respect to the Membership Interests are set forth in Article 5. Notwithstanding any provision of the Delaware LLC Act, the Member shall have no right to vote on, approve or otherwise consent to any action by the Company, except to the extent expressly provided herein to the contrary.

3.2        Liability to Third Parties; Duties and Obligations.

(a)        Except as may be expressly provided in another separate, written guaranty or other agreement executed by the Member or as required by the Delaware LLC Act, the Member shall not be liable for the Liabilities of the Company, including under a judgment, decree or order of a court, solely by reason of being the Member of the Company. Except as otherwise provided in this Agreement, the Member does not have the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.

(b)        The Company and the Member agree that the rights, duties and obligations of the Member in its capacity as a member of the Company are only as set forth in this Agreement and, except to the extent this Agreement provides otherwise, under the Delaware LLC Act. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Member to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to the Company. To the extent that, at law or in equity, the Member has any fiduciary duty to the Company or any other Person bound by this Agreement pursuant to this Agreement or the Delaware LLC Act, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Delaware LLC Act; provided, however, that the foregoing does not eliminate the implied contractual covenant of good faith and fair dealing. Furthermore, to the fullest extent permitted by law, the Member agrees that the existence of any rights of the Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Member.

(c)        In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Delaware LLC Act or Applicable Law.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1        Capital Contributions.

(a)        A predecessor to the MLP contributed capital to the Company in connection with its formation, as well as in connection with the MLP IPO. As of the Effective Time, the MLP is and shall be the sole Member of the Company. The Member shall not be obligated to make any additional Capital Contributions to the Company.

(b)        The amount of money and the fair market value (less the amount of any liabilities of the Member assumed by the Company or that are secured by any Property contributed by the Member to the Company) as of the date of contribution of any Property contributed to the Company by the Member in respect of the issuance of a Membership Interest to the Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of the Member shall include a Capital Contribution of its predecessor(s) in interest.

4.2        Loans. If the Company does not have sufficient cash to pay its obligations, the Member may, with the consent of the Board, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, may bear interest at a rate not greater than the rate the Company could obtain from third parties, and is not a Capital Contribution.

4.3        Return of Contributions. The Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Account or Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or the Member. The Member will not be required to contribute or to lend any cash or property to the Company to enable the Company to return the Member’s Capital Contributions.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS

5.1        Distributions. All distributions shall be made to the Member at such times and from time to time as approved by the Board.

5.2        Disregarded Entity. Since the Company is wholly owned by one Member, it is an entity disregarded from its owner for federal income tax purposes. Therefore, all of the items of income, gain, loss and expense of the Company shall flow through to the Member.

ARTICLE 6

MANAGEMENT

6.1        Management.

(a)        Management of the MLP. All management powers over the business and affairs of the Company, including the management and control of the MLP (in the Company’s capacity as general partner of the MLP), shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. Each member of the Board of Directors (each, a “Director” and collectively, the “Directors”) shall constitute a “manager” of the Company within the meaning of the Delaware LLC Act. Except as otherwise specifically provided in this Agreement, the Member, by virtue of having the status of a Member, shall not have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or otherwise bind, the Company. In addition to the powers that now or hereafter can be granted to managers under the Delaware LLC Act and to all other powers granted under any other provision of this Agreement, the Board shall have full power and authority to do, and to direct the Officers to do, all things on such terms as it determines to be necessary or appropriate to conduct the business of the Company. The Officers shall be vested with such powers and duties as are set forth in this Article 6 and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(b)        Additional Authority. In addition to the powers and authority expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the MLP Agreement, the Delaware LLC Act or Applicable Law.

6.2        Board of Directors.

(a)        Adoption of Section 13.13 of the MLP Agreement.

(i)        The Member and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.13 of the MLP Agreement as if such section was set forth in full herein. Among other things, the Directors shall be elected and vacancies on the Board shall be filled, pursuant to Section 13.13 of the MLP Agreement, and the Member hereby delegates to the Limited Partners (as defined in the MLP Agreement) the rights, including the rights to elect Directors, set forth in Section 13.13 of the MLP Agreement. To the extent any provision of this Agreement is inconsistent with Section 13.13 of the MLP Agreement, Section 13.13 of the MLP Agreement shall control.

(ii)        The Member and the Company agree to use commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.13 of the MLP Agreement as adopted in this Article VI.

(iii)        The Limited Partners shall not be deemed to be Members or holders of Membership Interests as such terms are defined in this Agreement or to be “members,” “managers” or holders of “limited liability company interests” as such terms are defined in the Delaware LLC Act. The exercise by a Limited Partner of the right to elect or appoint Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.13 of the MLP Agreement shall be solely in such Limited Partner’s capacity as a limited partner of the MLP, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iv)        The classes of Directors and terms thereof are: (i) Class I, whose terms expire at the 2017 annual meeting of the Limited Partners and on each third succeeding annual meeting thereafter, (ii) Class II, whose terms expire at the 2018 annual meeting of the Limited Partners and on each third succeeding annual meeting thereafter, and (iii) Class III, whose terms expire at the 2019 annual meeting of the Limited Partners and on each third succeeding annual meeting thereafter. As of the Effective Time, Mr. W. Donald Brunson shall be in Class I, Messrs. P. Michael Highum and William J. Scarff shall be in Class II, and Messrs. Jonathan M. Clarkson and John A. Weinzierl shall be in Class III.

(v)        If the Limited Partners no longer have the rights set forth in Section 13.13 of the MLP Agreement, then (A) the Member shall have the right to appoint all of the Directors and (B) the number of Directors on the Board shall be fixed from time to time pursuant to a resolution adopted by a majority of the Directors then in office, but the number of Directors on the Board shall not be less than five or more than eleven.

(b)        Chairman. The Board may elect a Director as chairman (the “Chairman”) of the Board. The Chairman of the Board, if elected, shall preside at all meetings of the Board and of the partners of the MLP, if any. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the members of the Board. No removal or resignation as Chairman of the Board shall necessarily affect such Chairman’s status as a Director. As of the Effective Time, the Chairman of the Board is and shall remain John A. Weinzierl.

(c)        Action Without A Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if such action is evidenced in writing and signed by all of the members of the Board.

(d)        Voting; Quorum; Required Vote for Action. Unless otherwise required by the Delaware LLC Act, other Law or the provisions hereof,

(i)        each member of the Board of Directors shall have one vote;

(ii)        the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii)        the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.2(f) at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(e)        Committees. The Board may at any time and from time to time establish committees of the Board and may delegate any of its responsibilities to such committees, including a conflicts committee (which, if established, must conform to the requirements of the MLP Agreement). The Board shall have an audit committee comprised of at least three Directors, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal National Securities Exchange on which a class of securities of the MLP are listed or admitted to trading, as amended from time to time.

(f)        Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman or a majority of the Directors (or a majority of the members of such committee) upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

6.3         Officers.

(a)        Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.3, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.3.

(b)        Titles and Number. The Officers shall be one or more Presidents, any and all Vice Presidents (including Executive and/or Senior Vice Presidents, as applicable), the Secretary and any and all Assistant Secretaries and any Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 6.3. There shall be appointed from time to time, in accordance with this Section 6.3, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board may desire. Any Person may hold two or more offices.

(c)        Chief Executive Officer. The Board shall elect one or more individuals to serve as Chief Executive Officer. In general, each Chief Executive Officer, subject to the direction and supervision of the Board, shall have general and active management and control of the affairs and business and general supervision of the Company, and the MLP and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of chief executive officer of the Company and such other duties as may be prescribed from time to time by the Board. Each Chief Executive Officer shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Chairman, or the Vice Chairman, if there is one, or in the event of the Chairman’s inability or refusal to act, a Chief Executive Officer shall perform the duties of the Chairman, and each Chief Executive Officer, when so acting, shall have all of the powers of the Chairman.

(d)        President. If the Board designates a President, such officer shall have such powers and perform such duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer. Subject to the foregoing, the President shall have direct management responsibility for the general business and affairs of the Company and the MLP, and over all subordinate officers, agents and employees of the Company, and he shall have such powers and perform such duties as may be incident to the office, those duties assigned to him by other provisions of this Agreement, and such other duties as may from time to time be assigned to him either directly or indirectly by the Board, the Chairman of the Board, or Chief Executive Officer, including the power to sign and acknowledge in the name and on behalf of the Company all security certificates, deeds, mortgages, bonds, contracts or other documents and instruments except when the signing thereof shall be expressly delegated to some other officer or agent by the Board, the Chairman of the Board or the Chief Executive Officer or required by law to be otherwise signed or executed and, unless otherwise provided by law or by the Board, may delegate to any officer, employee or agent of the Company authority to sign, execute and acknowledge in his place and stead all such documents and instruments.

(e)        Chief Operating Officer. If the Board designates a Chief Operating Officer, such officer shall have such powers and perform such duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer. Subject to the foregoing, the Chief Operating Officer shall have direct management responsibility for the general business operations of the Company and the MLP, and he shall have such powers and perform such duties as may be incident to the office, those duties assigned to him by other provisions of this Agreement, and such other duties as may from time to time be assigned to him either directly or indirectly by the Board, the Chairman of the Board, Chief Executive Officer or the President. Subject to delegations by the Chief Executive Officer, the Chief Operating Officer may sign or execute, in the name of the Company, all security certificates, deeds, mortgages, bonds, contracts or other documents and instruments, except in cases where the signing or execution thereof shall be required by law or shall have been expressly delegated by the Board or this Agreement to some other officer or agent of the Company.

(f)        Chief Financial Officer. If the Board designates a Chief Financial Officer, such officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company, the MLP and its subsidiaries. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the MLP in the name and to the credit of the MLP and shall disburse the same and only in such manner as the Board or any Chief Executive Officer may require. He shall render to the Board and any Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company or the MLP and its Subsidiaries, and shall perform such further duties as the Board or any Chief Executive Officer may require.

(g)        Vice Presidents. The Board, in its discretion, may elect one or more Vice Presidents (including any Executive and/or Senior Vice Presidents). A Vice President shall exercise such powers and duties as may be assigned to such person as determined by the Board.

(h)        Secretary and Assistant Secretaries. The Board, in its discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, the Member and of the partners of the MLP, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board or a President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(i)        Treasurer and Assistant Treasurers. The Board, in its discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or the Chief Financial Officer. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company and the MLP. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board or the Chief Financial Officer, shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Chief Financial Officer or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.

(j)        Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(k)        Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(l)        Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(m)        Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

6.4        Compensation of Directors. The members of the Board who are not Officers of the Company may, subject to the discretion and approval of the Board, receive compensation as directors and committee members, and members of the Board shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

6.5        Indemnification.

(a)        To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.5, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.5 shall be made only out of assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(i)        To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.5(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.5.

(ii)        The Company shall, to the fullest extent permitted under the Delaware LLC Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(b)        The indemnification provided by this Section 6.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee; provided that the indemnification provided by this Section 6.5 shall be, after any indemnification provided pursuant to the MLP Agreement, the primary source of indemnification with respect to the matters addressed herein, without regard to other potential sources of indemnification, reimbursement or contribution (subject to applicable express provisions of any insurance policy to which the Company is a party).

(c)        The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d)        For purposes of this Section 6.5, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.5(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(e)        An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)        The provisions of this Section 6.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g)        No amendment, modification or repeal of this Section 6.5 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(h)        Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.

(i)        THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.5 ARE INTENDED TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

6.6        Exculpation.

(a)        Subject to Applicable Law, no Indemnitee shall be liable, in damages or otherwise, to the Company, the Member or any of their Affiliates for any act or omission performed or omitted by any of them (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), unless a court of competent jurisdiction has issued a final and non-applicable decision or judgment that such Indemnitee acted in bad faith or was grossly negligent or engaged in willful misconduct or fraud or, in the case of a criminal matter, acted with the knowledge that such Indemnitee’s conduct was criminal.

(b)        An Indemnitee shall incur no liability in acting in good faith upon any signature or writing believed by such Indemnitee to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Indemnitee with respect to legal matters. Each Indemnitee may act directly or through such Indemnitee’s agents or attorneys. Each Indemnitee may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Indemnitee, and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons. No Indemnitee shall be liable to the Company or the Member for any error of judgment made in good faith by a responsible officer or employee of such Indemnitee or such

Indemnitee’s Affiliate. Except as otherwise provided in this Section 6.6, no Indemnitee shall be liable to the Company or the Member for any mistake of fact or judgment by such Indemnitee in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement.

(c)        Except as otherwise provided herein, no Indemnitee shall be liable for the return of the Capital Contributions or Capital Account of the Member, and such return shall be made solely from available assets of the Company, if any, and the Member hereby waives any and all claims that it may have against such Indemnitee in this regard.

(d)        The provisions of this Agreement, to the extent that they expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Indemnitee. In causing the Company to make a determination or take or decline to take any action, unless another express standard is provided for in this Agreement, an Indemnitee shall act in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware LLC Act or any other law, rule or regulation, or in equity. In order for a determination or other action affecting the Company to be in “good faith” for purposes of this Agreement, an Indemnitee must believe that the determination or other action is in, or not opposed to, the best interests of the Partnership Group (as defined in the MLP Agreement).

(e)        Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(f)        Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

6.7        Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, Officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article 6 may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article 6 with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

6.8        Severability. If any provision of this Article 6 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article 6 and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if the Member, or any Director, Officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article 6 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

6.9        Other Business Ventures.

(a)        The Member, or any Director or Officer shall have the right to engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the businesses engaged in or anticipated to be engaged in by the Company or the MLP, including business interests and activities in direct competition with the business and activities of the Company, the MLP or its Subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law or equity to the Company or its Subsidiaries or the Member. Neither the Company, its Subsidiaries nor the Member, or any Director or Officer will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

(b)        Notwithstanding anything to the contrary in this Agreement, but subject to the terms of any other agreement to which a party may be subject, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Member, or any Director or Officer. Neither the Member, nor any Director or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or its Subsidiaries shall have any duty to communicate or offer such opportunity to the Company or its Subsidiaries, and the Member, or such Director or Officer shall not be liable to the Company or any of its Subsidiaries or any other Person for breach of any fiduciary or other duty by reason of the fact that the Member, or such Director or Officer pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or its Subsidiaries; provided, that the Member, or such Director or Officer does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company or its Subsidiaries to such person.

(c)        The foregoing will not supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an Affiliate of the Company) and the Member (or an Affiliate of the Member) or Officer.

6.10        Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties. Any conflicts of interest among the Company, the MLP, the Member, the Directors, the Officers or any of their Affiliates shall be resolved in accordance with Section 7.9 of the MLP Agreement.

ARTICLE 7

TAX MATTERS

Since the Company is wholly owned by one Member, it is an entity disregarded from its sole member for federal income tax purposes.

ARTICLE 8

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.1        Maintenance of Books.

(a)        The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records as may be necessary for the proper conduct of the business of the Company.

(b)        The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year and (ii) maintained on an accrual basis in accordance with GAAP, consistently applied.

8.2        Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

8.3        Fiscal Year. For financial accounting purposes, the fiscal year of the Company will end on December 31 of each year unless a different year is adopted by the Board.

ARTICLE 9

DISSOLUTION, WINDING-UP AND TERMINATION

9.1        Dissolution.

(a)        The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i)        the decision of the Board of Directors;

(ii)        the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware LLC Act; and

(iii)        at any time there is no Member of the Company, unless the Company is continued in accordance with the Delaware LLC Act or this Agreement.

(b)        No other event shall cause a dissolution of the Company.

(c)        Upon the occurrence of any event that causes there to be no Member of the Company, to the fullest extent permitted by law, the personal representative of the Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of the Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the Member in the Company.

(d)        Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

9.2        Winding-Up and Termination.

(a)        On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware LLC Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

(i)        as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)        the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine);

(iii)        the liquidator may sell any or all Company property (except cash), including to the Member; and

(iv)        all remaining assets of the Company (including cash) shall be distributed to the Member.

(b)        The distribution of cash or property to the Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and its share of all the Company’s property and constitutes a compromise to which the Member has consented within the meaning of Section 18-502(b) of the Delaware LLC Act. The Member shall not be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 9.2.

(c)        On completion of such final distribution, the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by Applicable Law.

ARTICLE 10

GENERAL PROVISIONS

10.1        Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by reputable air courier service with charges prepaid or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to the Member must be sent to or made at the addresses set forth on Exhibit A, or to such other address given for the Member as the Member may specify by notice to the Company. Whenever any notice is required to be given by Applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

10.2        Entire Agreement; Superseding Effect. Effective as of the Effective Time (but not for any period prior to the Effective Time), this Agreement together with Exhibits hereto, shall constitute the entire agreement of the Member relating to the subject matter hereof and shall supersede all prior contracts or agreements with respect to such subject matter, whether oral or written.

10.3        Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

10.4        Amendment. This Agreement may be amended only by a written instrument approved by the Board.

10.5        Binding Effect. This Agreement is binding on and shall inure to the benefit of the Member and its heirs, legal representatives, successors and assigns.

10.6        Governing Law. This agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

10.7        Jurisdiction. Any and all claims arising out of, in connection with or in relation to (a) the interpretation, performance or breach of this Agreement, or (b) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement shall be brought in the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, in any court of competent jurisdiction in the State of Delaware.

10.8        Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

10.9        Offset. Whenever the Company is to pay any sum to the Member, any amounts that the Member owes the Company may be deducted from that sum before payment.

10.10        Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMORIAL PRODUCTION PARTNERS LP

By:	Memorial Production Partners GP LLC, its general partner

By:	/s/ John A. Weinzierl
John A. Weinzierl
Chief Executive Officer

Signature Page to Fourth Amended and Restated Limited Liability Company Agreement of

Memorial Production Partners GP LLC

EXHIBIT A

Member	Membership Interests
Memorial Production Partners LP 500 Dallas Street, Suite 1600 Houston, Texas 77002	100%

Total:	100%

Exhibit A